UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☐    Preliminary Proxy Statement
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☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material under §240.14a‑12

Establishment Labs Holdings Inc.

(Name of Registrant as Specified In Its Charter)

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ESTABLISHMENT LABS HOLDINGS INC.
SUPPLEMENT TO PROXY STATEMENT
FOR 2026 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To be held at 1:00 p.m., Eastern Time, on Friday, May 22, 2026
This proxy statement supplement, dated April 24, 2026 (this “Supplement”), supplements the definitive proxy statement on Schedule 14A of Establishment Labs Holdings Inc. (the “Company”), dated April 10, 2026 (the “Proxy Statement”), for the Company’s Annual Meeting of Shareholders to be held on May 22, 2026 (the “Annual Meeting”).
THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Explanatory Note
The Company is filing this proxy supplement to correct a typographical error contained in the “2025 Non-Employee Director Compensation” table included in the Non-Employee Director Compensation section of the Proxy Statement, which incorrectly reported the stock awards that Juan José Chacón Quirós, Ann Custin, Leslie Gillin, Nicholas Lewin, Edward J. Schutter, and Bryan Slotkin received as $374,946. The correct amount of stock awards that Juan José Chacón Quirós received is $499,975 and that Ann Custin, Leslie Gillin, Nicholas Lewin, Edward J. Schutter, and Bryan Slotkin received is $124,984, which also results in a change to Mr. Quirós, Ms. Custin, Ms. Gillin, Mr. Lewin, Mr. Schutter, and Mr. Slotkin’s total compensation amounts. Accordingly, the Proxy Statement disclosure under the heading Non-Employee Director Compensation is amended and replaced in its entirety with the following disclosure.
2025 NON-EMPLOYEE DIRECTOR COMPENSATION
The following table presents the total compensation for each person who served as a non-employee member of our Board during 2025:

Name	Fees Earned or Paid in Cash(1)	Stock Awards (2) (3)	Option Awards (2) (3)	Total
Juan José Chacón Quirós (4)	$33,333	$499,975	$374,991	$908,299
Dennis Condon (5)	$13,750	$—	$—	$13,750
Ann Custin	$82,444	$124,984	$—	$207,428
Leslie Gillin	$67,500	$124,984	$—	$192,484
Nicholas Lewin (6)	$100,000	$124,984	$906,223	$1,131,207
Edward J. Schutter	$75,000	$124,984	$—	$199,984
Bryan Slotkin	$65,000	$124,984	$—	$189,984
(1)    In 2025, all directors except for Mr. Chacón Quirós elected to receive their quarterly fees in shares. The amounts listed reflect the total fair value of the shares as granted, which is based on the stock value at the end of each quarter and the total fees in cash earned each quarter by each director.
(2)    The aggregate grant date fair value of these awards was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 and excludes the effects of estimated forfeitures. The reported award values have been determined using the assumptions described in Note 10 to the Consolidated Financial Statements included in our 2025 Annual Report.
(3)    The following chart sets forth the number of outstanding awarded restricted stock units (unvested) and stock options (unexercised) held by each non-employee director as of December 31, 2025. For Mr. Chacón Quirós, the amounts reported include all of his outstanding equity awards, whether granted in connection with his services as an employee or non-employee director.

Name	Outstanding Restricted Stock Units (7)	Outstanding Stock Options
Juan José Chacón Quirós	30,209	197,130
Dennis Condon	—	24,890
Ann Custin	3,413	12,000
Leslie Gillin	3,413	12,000
Nicholas Lewin	31,169	93,856
Edward J. Schutter	3,413	66,780
Bryan Slotkin	3,413	12,000
(4)    Mr. Chacón Quirós formally terminated his non-director employment with the Company effective April 30, 2025. For Mr. Chacón Quirós, the amount reported in the Option Awards column includes the May 2025 grant for 14,906 stock options with an exercise price of $36.46 and 10,285 restricted stock units granted in consideration for advisory and advocacy services he performs for the Company in addition to his service as a non-employee director. This grant will vest over four years upon award. The May 23, 2025 grant for 3,413 restricted share units was granted for his services as a director. The executive compensation tables that follow describe and quantify Mr. Chacón Quirós compensation as our Chief Executive Officer, as a non-employee director and consultant.
(5)    Mr. Condon served on the Board until his passing in January 2025.
(6)    For Mr. Lewin, the amount reported in the Option Awards column includes a May 2025 grant for 36,027 stock options with an exercise price of $36.46 granted in consideration for consulting services he performs for the Company in addition to his service as a non-employee director. This grant will vest over four years upon award.
(7)    For Mr. Lewin, the outstanding restricted stock units include a performance-based award granted in May 2023 for 27,756 shares vesting based on achievement of certain market conditions and continuing services for the Company.

Voting Matters
Please note that any proxy or voting instructions you have submitted for the Annual Meeting are still valid and will be used to vote your shares at the Annual Meeting. If you have already submitted your vote, you do not need to take any further action unless you intend to change or revoke your previous proxy or voting instructions. Information on how to vote your shares and how to change your vote or revoke your proxy or voting instructions is contained in the Proxy Statement. The Company urges shareholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.